Exhibit 3(viii)

                             CERTIFICATE OF AMENDMENT
                                       TO
                           CERTIFICATE OF DESIGNATION
                                       OF
                                 PREFERRED STOCK
                                       OF
                         CLEAN DIESEL TECHNOLOGIES, INC.


     CLEAN DIESEL TECHNOLOGIES, INC. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

     FIRST: That in accordance with the requirements of Sections 141 and 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company (the "Board") duly adopted a resolution proposing and declaring advisable that

(i) the Certificate of Designation, as amended (the "Certificate") for the Company's Series A Convertible Preferred Stock (the "Stock") be amended to revoke in its entirety Section 3 (v) thereof and to substitute in its place the following new Section 3(v), as follows:

          (v) Mandatory Conversion By Vote. Upon the requisite affirmative vote,
              ----------------------------
     after December 10, 2001, of the holders of Convertible Preferred Stock provided below in Section 13(c) to convert their holdings of Convertible Preferred Stock to Common Stock and subject, within 90 days of such affirmation vote, to the admission to trading of the Common Stock on the Alternative Investment Market of the London Stock Exchange, then, notwithstanding the Conversion Price in Section 3 (b) above, each share of Convertible Preferred Stock then issued and outstanding shall be converted into shares of Common Stock at a conversion rate of 373.33 shares of Common Stock for each share of Convertible Preferred Stock as converted, such event being a Mandatory Conversion by Vote. Upon a Mandatory Conversion By Vote, accrued and unpaid stock dividends through July 1, 2001, regardless of whether the same shall be issued and outstanding, shall also convert into shares of Common Stock, on the same terms as the underlying Preferred Stock.

(ii) and that such amendment be recommended to the holders of the Stock and submitted to such holders for their consent and approval.

     SECOND: That thereafter, pursuant to a resolution of the Board, the holders of the Stock, in accordance with Sections 228 and 229 of the General Corporation Law of the State of Delaware, on December 12, 2001 duly consented to and approved the aforesaid amendment of the Certificate.

     IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to Certificate of Designation of Preferred Stock to be duly executed and acknowledged in accordance with Section 103 of the General Corporation Law of the State of Delaware on this 14th Day of December, 2001.


CLEAN DIESEL TECHNOLOGIES, INC.


By: /s/ C. W. Grinnell
   -----------------------------
       Charles W. Grinnell
     Vice President & Secretary


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